CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PIONEER FINANCIAL SERVICES, INC.

The undersigned, Pioneer Financial Services, Inc., a Missouri corporation (the "Corporation"), for the purpose of amending the Amended and Restated Articles of Incorporation of the Corporation, in accordance with The General and Business Corporation Law of Missouri, does hereby make and execute this Certificate of Amendment of Articles of Incorporation and does hereby certify that:

I. The name of the Corporation is Pioneer Financial Services, Inc.

II. The amendment set forth below was adopted by the shareholders of the Corporation on December 23, 2009.

III. The following resolutions of the shareholders set forth the amendments adopted:

RESOLVED, that the Amended and Restated Articles of Incorporation of the Corporation be amended and restated pursuant to the Second Amended and Restated Articles of Incorporation by deleting all of the present Articles FOURTH, FIFTH and EIGHTH and inserting in lieu thereof the following Articles FOURTH and FIFTH:

FOURTH:

[RESERVED]

FIFTH:

That the number of directors to constitute the Board of Directors of the Corporation shall be the number of directors as set forth in the Bylaws of the Corporation (the "Bylaws"). Directors need not be shareholders unless the Bylaws require them to be shareholders.

The property and business of the Corporation shall be controlled and managed by the Board of Directors.

In addition to the other powers and duties from time to time delegated to it by the shareholders, the Board of Directors shall have the power to make, alter, amend or repeal the Bylaws of the Corporation.

IV.      The number of shares of stock of the Corporation outstanding was one (1) and the number of shares entitled to vote on the amendment was one (1) shares of common stock.

V.        The foregoing amendment was, in accordance with the provisions of The General and Business Corporation Law of Missouri, adopted by written consent signed by all of the shareholders of the Corporation entitled to vote thereon, such consent having the same force and effect as a unanimous vote of the shareholders thereon at a meeting duly held. Accordingly, the number of shares of the Corporation voted for the amendment was one (1) and the number of shares voted against the amendment was zero (0).

This Certificate of Amendment has been executed on behalf of the Corporation by its President as of December 23, 2009.

PIONEER FINANCIAL SERVICES, INC.

By:	/s/ Thomas H. Holcom, Jr.
Thomas H. Holcom, Jr.
President

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